Exhibit 99 AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G The undersigned hereby agree as follows: (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and (ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. Dated: October 20, 2020 Teton Trust Company LLC as Trustee of Clearway Trust By: /s/ Alan Lemura Name: Alan Lemura as Attorney-in-Fact for Abbie Flaherty Title: Attorney-in-Fact for Director of Teton Trust Company LLC as Trustee of Clearway Trust* Clearway Capital Management LLC By: /s/ Alan Lemura Name: Alan Lemura as Attorney-in-Fact for Luis Oscar Merlotti Title: Attorney-in-Fact for Manager of Clearway Capital Management LLC* * The Power of Attorneys given by each of Abbie Flaherty, Director of Teton Trust Company LLC as Trustee of Clearway Trust and Luis Oscar Merlotti, Manager of Clearway Capital Management LLC, each of which have been filed with the Commission along with Schedule 13G.